CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Global Bit Ventures, Inc.

Burlington, MA

We hereby consent to the use in this Joint Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-4 filed by Marathon Patent Group, Inc. of our report dated December 8, 2017, relating to the financial statements of Global Bit Ventures, Inc. for the period from August 9, 2017 (inception date) to September 30, 2017, which are included in that Joint Proxy Statement/Prospectus. Our report on Global Bit Ventures, Inc. contains an explanatory paragraph regarding the ability of Global Bit Ventures, Inc. to continue as a going concern.

We also consent to the reference to us under the caption “Experts” under the headings “Independent Auditors” in the Joint Proxy Statement/Prospectus.

/s/ RBSM LLP
RBSM LLP
Henderson, Nevada
December 18, 2017